Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

KAYAK SOFTWARE CORPORATION,

PRICELINE.COM INCORPORATED

and

PRODUCE MERGER SUB, INC.

Dated as of November 8, 2012

		Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Certificate of Incorporation	2
2.2.	The By-Laws	2

ARTICLE III

Directors of the Surviving Corporation

3.1.	Directors	3

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Election Procedures	5
4.3.	Exchange of Certificates	7
4.4.	Withholding Rights	11
4.5.	Treatment of Stock Plans	12

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	13
5.2.	Representations and Warranties of Parent and Merger Sub	40

(continued)

-ii-

(continued)

Annex A	Defined Terms	A-1

Exhibit A	Surviving Corporation Charter	Ex.A-1

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2012 (this “Agreement”), is by and among KAYAK Software Corporation, a Delaware corporation (the “Company”), priceline.com Incorporated, a Delaware corporation (“Parent”), and Produce Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and have approved and declared advisable this Agreement;

WHEREAS, the parties hereto intend that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of Merger Sub, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first (1st) business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”). If the Secretary of State of the State of Delaware requires any changes in the Delaware Certificate of Merger as a condition to filing or issuing a certificate that the Merger is effective, the parties shall execute any necessary revisions incorporating such changes; provided, such changes are not inconsistent with and do not result in any material change(s) in the terms of this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or by applicable Law, except that Article 1 of the Charter shall be amended to read in its entirety as follows: “The name of the Corporation is KAYAK Software Corporation.”

2.2. The By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS OF THE SURVIVING CORPORATION

3.1. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and each share of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) ((i) and (ii), collectively, the “Excluded Shares”)) shall be converted into the right to receive, at the election of the holder thereof as provided in this Article IV, the following consideration:

(i) Subject to Section 4.2, each Share that is a Cash Election Share shall be converted into the right to receive $40.00 in cash (the “Per Share Cash Consideration”).

(ii) Subject to Section 4.2, each Share that is a Stock Election Share shall be converted into a portion of a share (the “Exchange Ratio”) of common stock, par value $0.008 per share, of Parent (the “Parent Common Stock”) equal to the quotient (the “Exchange Ratio”) determined by dividing (A) $40.00 by (B) the Parent Trading Price (the “Per Share Stock Consideration”); provided that (x) if the number determined by dividing $40.00 by the Parent Trading

Price is less than or equal to 0.05728, then the Exchange Ratio shall be 0.05728, and (y) if the number determined by dividing $40.00 by the Parent Trading Price is greater than or equal to 0.07001, then the Exchange Ratio shall be 0.07001.

(iii) Each Share that is a No Election Share shall be converted into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration, as determined pursuant to Section 4.2.

At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and any Shares (other than Excluded Shares) held in book-entry form (“Book-Entry Shares”) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest. As used herein, (x) the term “Per Share Merger Consideration” means, with respect to any Share, either the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable, and (y) the term “Parent Trading Price” means the thirty (30) day aggregate volume-weighted average per share price, rounded to two decimal points, of Parent Common Stock on the NASDAQ Global Select Market (“NASDAQ”) (as reported by The Wall Street Journal) for the period of the thirty (30) consecutive trading days ending on the second-to-last full trading day prior to the Closing Date.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.3(h).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Adjustments. If, between the date hereof and the Effective Time, the Parent Common Stock, the Class A Common Stock or the Class B Common Stock shall have been changed into a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.1(d) shall be construed to permit Parent or the Company to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

4.2. Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as Parent and the Company shall mutually agree (the “Election Form”) shall be (i) filed by Parent as an exhibit to the Form S-4, and (ii) mailed by the Company, together with the Joint Proxy Statement/Prospectus, to each holder of record of Shares as of the record date for the Stockholders Meeting (the “Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of Shares to specify (A) the number of such holder’s Shares with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of such holder’s Shares with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Shares (“No Election Shares”). Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the date that is five (5) business days preceding the Closing Date (the “Election Deadline”) shall be deemed to be No Election Shares.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by any Person that becomes a holder (or beneficial owner) of Shares during the period between the Record Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information with respect to such holder reasonably necessary for it to perform as specified herein.

(d) Any election contemplated in Section 4.2(b) shall be considered to have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the Shares represented by such revoked Election Form shall be deemed No Election Shares, and Parent shall cause the Certificates to be promptly returned without charge to the holder submitting the Election Form upon written request to that effect from such holder. Subject to the terms of this Agreement and of the Election Form, Parent and the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent or Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Notwithstanding any other provision contained in this Agreement, the total number of Shares that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 4.1(a) (which, for this purpose, shall be deemed to include Shares that are owned by Dissenting Stockholders) shall equal (i) 12,725,035 Shares (which constitute 33% of the total number of Shares outstanding as of October 31, 2012), plus (ii) 33% of the number of Shares that are issued from and after October 31, 2012 and prior to the Effective Time, pursuant to the exercise or vesting of Company Options or Company RSUs outstanding as of the date hereof (clauses (i) and (ii), together, the “Target Cash Conversion Number”).

(f) As soon as practicable after the Effective Time (and in no event later than five (5) days after the Effective Time), Parent shall cause the Exchange Agent to effect the allocation among the holders of Shares of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include Shares that are owned by Dissenting Stockholders) (the “Cash Election Number”) is greater than the Target Cash Conversion Number, then:

(A) each Stock Election Share and No Election Share (which, for this purpose, shall be deemed to exclude Shares that are owned by Dissenting Stockholders) shall be converted into the right to receive the Per Share Stock Consideration; and

(B) the number of Cash Election Shares of each holder thereof that shall be converted into the right to receive an amount per Share equal to the Per Share Cash Consideration shall be equal to (x) the number of Cash Election Shares of such holder multiplied by (y) a fraction, the numerator of which is the Target Cash Conversion Number, and the denominator of which is the Cash Election Number, and each of the remaining Cash Election Shares of such holder shall be converted into the right to receive the Per Share Stock Consideration.

(ii) Cash Undersubscribed. If the Cash Election Number is less than the Target Cash Conversion Number (such difference between the Cash Election Number and the Target Cash Conversion Number, the “Shortfall Number”), then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) the Stock Election Shares and the No Election Shares (which, for this purpose, shall be deemed to exclude Shares that are owned by Dissenting Stockholders) shall be treated in the following manner:

(x) if the Shortfall Number is less than or equal to the aggregate number of No Election Shares, then (1) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, and (2) the number of No Election Shares of each holder thereof that shall be converted into the right to receive an amount per Share equal to the Per Share Cash Consideration shall be equal to (i) the number of No Election Shares of such holder multiplied by (ii) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of No Election Shares, and each of the remaining No Election Shares of such holder shall be converted into the right to receive the Per Share Stock Consideration; and

(y) if the Shortfall Number exceeds the aggregate number of No Election Shares, then (1) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration, and (2) the number of Stock Election Shares of each holder thereof that shall be converted into the right to receive an amount per Share equal to the Per Share Cash Consideration shall be equal to (i) the number of Stock Election Shares of such holder multiplied by (ii) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of No Election Shares, and the denominator of which is the aggregate number of Stock Election Shares, and the remaining Stock Election Shares of such holder shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Subscriptions Sufficient. If the Cash Election Number is equal to the Target Cash Conversion Number, then subparagraphs (i) and (ii) above shall not apply, all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

4.3. Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall make available or cause to be made available to an exchange agent selected by Parent with the

Company’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), amounts in cash and Parent Common Stock sufficient in order for the Exchange Agent to distribute the Per Share Merger Consideration pursuant to Section 4.1(a) and the cash portion of the Company Option Consideration pursuant to Section 4.5(a) (the “Exchange Fund”). The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than ten (10) days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of No Election Shares (other than holders of Excluded Shares) represented by Certificates: (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.3(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.3(g)) in exchange for the Per Share Merger Consideration. After completion of the allocation procedure set forth in Section 4.2 and upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.3(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or Election Form, as the case may be, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested by such holder of record) that such holder is entitled to receive in respect of such holder’s properly surrendered Certificates pursuant to Section 4.2(f), if any, and (B) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.4) equal to (x) the amount of cash (consisting of the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.3(e)), if any, that such holder is entitled to receive in respect of such holder’s properly surrendered Certificates pursuant to this Article IV, plus (y) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 4.3(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration and any dividends or other distributions payable thereon pursuant to Section 4.3(c) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each Book-Entry Share (A) that number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested by such holder of record) that such holder is entitled to receive in respect of such holder’s Book-Entry Shares pursuant to Section 4.2(f), if any, and (B) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.4) equal to (x) the amount of cash (consisting of the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.3(e)), if any, that such holder is entitled to receive in respect of such holder’s Book-Entry Shares pursuant to Section 4.2(f), plus (y) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 4.3(c), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.3(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.3(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.

(ii) Book-Entry Shares. Holders of Book-Entry Shares that are entitled to receive shares of Parent Common Stock pursuant to Section 4.2(f) shall be issued and/or paid (A) at the time of payment and delivery of such shares of Parent Common Stock by the Exchange Agent pursuant to Section 4.3(b)(ii), the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, all other dividends and other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time to the extent such holder holds shares of Parent Common Stock on the applicable record date.

(d) Transfers. The Per Share Merger Consideration delivered in accordance with the terms of this Article IV upon the surrender of the Certificates (or, automatically, in the case of Book-Entry Shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article IV). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article IV.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of a holder’s Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.3(e) shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such holder’s proportionate interest in a share of Parent Common Stock and (ii) the Parent Trading Price. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including cash, certificates representing shares of Parent Common Stock and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) that has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

(h) Appraisal Rights. No Person that has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal by Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4. Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.5. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time, each outstanding and unexercised option to purchase Shares (a “Company Option”) under the Stock Plans, whether vested or unvested, shall cease to represent an option to purchase Shares and will be converted automatically into (1) options to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to the Company Option immediately prior to the Effective Time and (y) the Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Company Option immediately prior to the Effective Time divided by (B) the Conversion Ratio and (2) the right of the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the fraction of a whole share of Parent Common Stock that would have resulted from the calculation pursuant to the preceding clause (1) but for the rounding specified therein and (ii) the Parent Trading Price (rounded up or down, as applicable, to the nearest whole cent), less applicable Taxes required to be withheld with respect to such cash payment (the resultant Parent Common Stock option and right to cash specified in clauses (1) and (2), the “Company Option Consideration”); provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. For purposes of this Agreement, “Conversion Ratio” shall mean the Exchange Ratio, unless the provisions of Section 4.1(a)(ii)(x) or (y) are applicable, in which case the “Conversion Ratio” shall mean the sum of (i) the product of the Exchange Ratio (as in effect pursuant to Section 4.1(a)(ii)(x) or (y), as applicable) multiplied by 67%, plus (ii) the quotient obtained by dividing (x) the product of (A) the Per Share Cash Consideration multiplied by (B) 33% by (y) the Parent Trading Price.

(b) Treatment of Restricted Stock Units. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit (a “Company RSU”) under the Stock Plans shall accelerate in full, and each Company RSU shall be cancelled and shall only entitle the holder of such Company RSU to receive as soon as reasonably practicable following the Effective Time an amount in cash equal to (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share RSU Consideration, less applicable Taxes required to be withheld with respect to such payment. For purposes of this Agreement, “Per Share RSU Consideration” shall mean the Per Share Cash Consideration unless the provisions of Section 4.1(a)(ii)(x) or (y) are applicable, in which case the “Per Share RSU Consideration” shall mean the sum of (i) the product of the Per Share Cash Consideration multiplied by 33%, plus (ii) 67% multiplied by the product of (x) the Exchange Ratio (as in effect pursuant to Section 4.1(a)(ii)(x) or (y), as applicable) and (y) the Parent Trading Price.

(c) Registration. If registration of any interests in the Stock Plans or other Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933 (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) on the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plans or other Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.5(a) and 4.5(b). Parent shall take all actions which are necessary for the assumption of the Company Options pursuant to Section 4.5(a), including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 4.5. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company RSUs.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of the Company. Except as set forth in (x) the Company Reports filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor set forth on Section 5.1 of the Company Disclosure Letter or in the “Special Note Regarding Forward-Looking Statements” section of any such Company Reports); or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Letter”) (or disclosed in any other section, subsection or clause of the Company Disclosure Letter, provided that it is reasonably apparent, upon a reading of the disclosure, that such disclosure is applicable or otherwise responsive to such section, subsection or clause of this Section 5.1), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or similar organizational documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect, and neither the Company nor any of its Subsidiaries is in material violation of any of their respective provisions.

As used herein, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) “Material Adverse Effect” means any event, change, effect or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

(A) the execution of this Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other transactions contemplated by this Agreement (collectively, the “Transactions”), the performance of or compliance with this Agreement by any party with its covenants set forth herein and/or taking or not taking any actions at the request of, or with the express consent of, Parent (including, without limitation, any litigation arising from or related to any of the foregoing provisions of this Section 5.1(a)(ii)(A) and/or the threatened or actual impact on relationships of the Company and its Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees);

(B) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which the Company and/or its Subsidiaries conduct operations;

(C) changes that are the result of factors generally affecting the online travel industry and/or the online advertising industry;

(D) changes in United States generally accepted accounting principles (“GAAP”) or in any applicable Law after the date of this Agreement;

(E) a decline in the price, or a change in the trading volume, of the Shares on NASDAQ;

(F) the failure to meet internal or analysts’ expectations, projections or results of operations (provided, however, that the exception in this clause (F) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (A) through (E) or clause (G) of this Section 5.1(a)(ii));

(G) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which the Company or its Subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions or directed against the Company’s or any of its Subsidiary’s facilities wherever located;

provided, further, that, with respect to clauses (B) and (C), such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the online travel industry and/or the online advertising industry.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 150,000,000 Shares of Class A Common Stock, of which 4,587,563 Shares were outstanding as of the close of business on October 31, 2012, 50,000,000 Shares of Class B Common Stock, of which 33,973,149 Shares were outstanding as of the close of business on October 31, 2012, and 5,000,000 shares of preferred stock, par value $0.001, no Shares of which were outstanding as of the close of business on October 31, 2012. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (A) 395,485 Shares reserved for issuance pursuant to outstanding awards under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) and 694,122 Shares available for issuance as awards under the 2012 Plan, (B) 9,715,741 Shares reserved for issuance pursuant to outstanding awards under the Company’s Third Amended and Restated 2005 Equity Incentive Plan, as amended (the “2005 Plan”), (C) 609,914 Shares reserved for issuance pursuant to outstanding awards under the Company’s 2004 Stock Incentive Plan (the “2004 Plan” and, collectively with the 2012 Plan and the 2005 Plan, the “Stock Plans”) and (D) 16,762 Shares reserved for issuance upon the exercise of the issued and outstanding warrant of the Company (the “Company Warrant”), as of the date hereof, the Company has no Shares reserved for issuance. There are zero Shares available for future awards under each of the 2005 Plan and the 2004 Plan.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list as of October 31, 2012 of options, restricted stock, restricted stock units and other awards outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares and exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Permitted Liens. Except as stated above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, “Permitted Liens” means (A) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports, (B) with respect to the leased real property of the Company and its Subsidiaries, (I) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title and (II) zoning entitlement, land use, environmental regulations, and building restrictions, none of which impairs the uses of such property as currently used by the Company and its Subsidiaries, such that such impairment, individually or in the aggregate, would not reasonably be expected to be material, (C) Liens for current Taxes not yet due or payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports, (D) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens that arise or are incurred in the ordinary course of business, and (E) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property (tangible or intangible) of the Company and its Subsidiaries that, individually or in the aggregate, would not reasonably be expected to be material.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(iv) Each Company Option (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company common stock equal to or greater than the fair market value of a share of Company common stock on the date of such grant, (C) was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the board of directors of the Company, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the Company Reports, respectively.

(c) Corporate Authority; Approval and Opinion of Financial Advisor.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to adoption of this Agreement by the holders of a majority of the total voting power of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) At a meeting duly called and held prior to execution and delivery of this Agreement, the board of directors of the Company (A) unanimously determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other Transactions and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption as promptly as practicable and (C) received the written opinion of its financial advisor, Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”), to the effect that, as of the date of such opinion, the aggregate Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Subsidiaries), a copy of which opinion will be delivered to Parent, it being understood and agreed that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than (i) the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such prospectus and proxy statement, as it may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (ii) (A) the filing of a Notification and Report Form by the Company pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) any notice pursuant to the rules and regulations of NASDAQ (the

“Company Approvals”), no notices, reports, declarations, submissions or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, licenses, permits, Orders or authorizations required to be obtained by the Company from (collectively, “Consents”), any domestic or foreign governmental, quasi-governmental or regulatory authority, agency, commission, body, division, department, bureau, court or other legislative, executive or judicial governmental entity or organized securities exchange (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or by-laws of the Company or the similar organizational documents of any of its Subsidiaries, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or default under, the creation or acceleration of any obligations under or the creation of a Lien, other than a Permitted Lien, on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other contract, agreement, commitment, instrument or obligation (each a “Contract”) binding on the Company or any of its Subsidiaries or to which any of their respective properties, rights or other assets are subject that involves, or would reasonably be expected to, involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions), compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act (such filed or furnished forms, statements, reports and documents, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) The Company is and has been since July 19, 2012 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC on a timely basis. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Company’s knowledge, no material formal complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. As of the date of this Agreement, the Company has not received any material complaints through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or to the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(iv) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company Reports. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person that is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules), fairly presents, in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements was prepared or, in the case of Company Reports filed or furnished after the date of this Agreement, will be prepared in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(vi) Subject to any reserves set forth in the Company Reports, the accounts receivable shown on the Company Reports represent valid, bona fide claims against debtors for sales and other charges. The amount carried for doubtful accounts and allowances disclosed in the Company Reports was calculated in accordance with GAAP and in a manner consistent with prior periods. To the Company’s knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.

As used herein, the terms “to the Company’s knowledge” or “to the knowledge of the Company” mean the actual knowledge of Steven Hafner, Paul English, Keith Melnick, Melissa Reiter and Karen Klein, after due inquiry.

(f) Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent, are accurate and complete in all material respects.

(g) Absence of Certain Changes.

(i) Since July 19, 2012 through the date of this Agreement:

(A) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices;

(B) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(C) there has not been any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(D) there has not been any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or SEC rules and regulations;

(E) there has not been (x) except in connection with the consummation of the Company’s initial public offering, any (1) increase in the compensation payable or to become payable to the officers or employees of the Company or its Subsidiaries or (2) payment to any director or officer of the Company or its Subsidiaries of any material bonus, made to any director or officer of the Company or its Subsidiaries of any material profit-sharing or similar payment, or grant to any director or officer of the Company or its Subsidiaries of any rights to receive severance, termination, retention or Tax gross-up compensation or benefits (in any case, except for increases in the ordinary course of business and consistent with past practice) or (y) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than Company RSUs granted to the Company’s board of directors in compliance with the Stock Plans in effect on the date of this Agreement; and

(F) there has not been any agreement to do any of the foregoing.

(ii) Since July 19, 2012, there has not been any change in the financial condition, business or results of operations of the Company and its Subsidiaries or any event, change, effect or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement and for obligations or liabilities incurred in the ordinary course of business since December 31, 2011, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that, to the knowledge of the Company, could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its

Subsidiaries, including those relating to matters involving any Environmental Law, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by or with (or settlement or consent agreement subject to) any Governmental Entity (collectively, “Orders”).

(i) Assets. The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its material assets, tangible or intangible, free and clear of any Liens, other than Permitted Liens. The Company owns or leases all material tangible personal property used in or necessary to conduct its business as presently conducted by the Company. Each such material item of tangible personal property is in all material respects in good operating condition and repair, ordinary wear and tear excepted.

(j) Employee Benefits.

(i) Section 5.1(j)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, in each case covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, and each other benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement providing retirement, severance, termination or change in control payments, deferred compensation, vacation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates. The Company has separately identified in Section 5.1(j)(i) of the Company Disclosure Letter (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(ii) With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (A) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Benefit Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (E) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, (F) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (G) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three years with respect to any Benefit Plan.

(iii) Each Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans, (each, a “U.S. Benefit Plan”) has been established, operated and administered in substantial compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. Each U.S. Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such U.S. Benefit Plan. Neither the Company, any Benefit Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Section 409 or 502(i) of ERISA. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Benefit Plan.

(iv) Neither the Company, any of its subsidiaries nor any ERISA Affiliate (x) maintains or contributes to or has within the past six years maintained or contributed to any Benefit Plan that is subject to Subtitles C or D of Title IV of ERISA or that is otherwise a defined benefit pension plan or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan.

(v) All material contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet of the Company filed or incorporated by reference in the Company Reports prior to the date of this Agreement.

(vi) As of the date of this Agreement, there is no material pending or, to the knowledge of the Company, threatened litigation relating to the U.S. Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any U.S. Benefit Plan or collective bargaining agreement.

(vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any U.S. Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(viii) Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions will (w) entitle any employees or consultants of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(ix) No Benefit Plan or other agreement provides any person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional taxes imposed under Sections 4999 or 409A of the Code.

(x) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(k) Compliance with Laws; Licenses; Regulatory Matters.

(i) Since June 30, 2011, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, or License of, issued, promulgated or entered into by or with, any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 5.1(d)(i), no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(ii) The Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity or third party (“Licenses”) necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted, except those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and all such Licenses are in full force and effect. No default under, or violation of, any such License has occurred, except for any such default or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, there has not been threatened any revocation, modification, cancellation or transfer of any material Licenses of the Company and its Subsidiaries.

(l) Material Contracts.

(i) Except for this Agreement and Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(A) that limits or purports to limit, curtail or restrict, in any material respect, either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less;

(B) for any joint venture, partnership, strategic alliance or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by the Company or any of its Subsidiaries in excess of $1,000,000 in any calendar year;

(C) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness of any Person in excess of $1,000,000 or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Merger and the other Transactions;

(D) that, individually or together with related Contracts, provides for any acquisition, disposition, lease, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring fees in any calendar year in excess of $1,000,000 or that is otherwise material to the business of the Company or any of its Subsidiaries;

(E) that is a collective bargaining agreement;

(F) that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 in any calendar year, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less;

(G) that includes an indemnification obligation of the Company or any of its Subsidiaries in a Contract that was entered into by the Company or its Subsidiaries outside the ordinary course of business;

(H) that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject or a beneficiary thereof, which is material to the Company or any of its Subsidiaries, taken as a whole, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less;

(I) between the Company and its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC; and

(J) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000 (other than any Stock Plans or agreements entered pursuant thereto).

Each such contract described in clause (i) above, together with all Contracts filed as exhibits to the Company Reports, is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts is and after the Effective Time will continue to be valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract. Each of the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder, and neither the Company nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Material Contract.

(m) Real Property. The Company does not own any real property. With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(n) Takeover Statutes. The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and all takeover-related provisions set forth in the certificate of incorporation or bylaws of the Company. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or purport to apply to this Agreement, the Merger or any other Transactions.

(o) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have at all times been in compliance with all applicable Environmental Laws; (ii) there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently leased by the Company or any of its Subsidiaries or, to the knowledge of the Company, formerly owned, leased or operated by the Company, any of its Subsidiaries or any predecessor of any of them under circumstances that could reasonably be expected to result in any claims or liabilities affecting the Company or any of its Subsidiaries; (iii) to the knowledge of the Company, no other Person whose conduct could result in liability to the Company or any of its Subsidiaries has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that could reasonably be expected to result in any claims or liabilities affecting the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any predecessor of any of them is subject to Order of or with any Governmental Entity or any indemnity or other Contract obligation with any other Person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials; (v) neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or is subject to any proceeding or, to the knowledge of the Company, investigation relating to or alleging noncompliance with or liability under Environmental Laws, and, to the knowledge of the Company, no such matter has been threatened; and (vi) the Company has made available to Parent copies of all environmental reports, studies and assessments in its possession relating to the Company or any of its Subsidiaries or their respective current or, to the extent in the Company’s possession, former properties, facilities or operations.

(p) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means any federal, state, local or foreign statute, Law or Order relating to: (A) the protection, preservation or restoration of the environment, health, safety, or natural resources or (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Materials.

(ii) “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, pouring, emitting, placing, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

(q) Taxes. Except as set forth on Section 5.1(q) of the Company Disclosure Letter:

(i) all income, franchise and other material Tax Returns that are required to be filed by the Company or any of the Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects and all income, franchise and other material amounts of Tax due and owing by the Company or any of the Subsidiaries (whether or not shown on any Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments), except with respect to matters contested in good faith;

(ii) the Company and each of the Subsidiaries have withheld and timely paid to the appropriate authorities proper and accurate amounts for all periods in material compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation);

(iii) no issues that have been raised by the relevant taxing authority in writing in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, no such Tax Return is currently being examined by any taxing authority nor has the Company or any of the Subsidiaries received any written notice from a taxing authority that it intends to conduct such examinations and all deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, settled or withdrawn;

(iv) neither the Company nor any of the Subsidiaries is a party to any Contract providing for the allocation or sharing of Taxes with a Person other than the Company or a Subsidiary;

(v) (A) no written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, and (B) the Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(vi) neither the Company nor any of the Subsidiaries (A) has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2), (B) has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company is the common parent, (C) has transferee or successor liability for the unpaid material Taxes of any other Person, (D) has granted any extension for the assessment or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which Taxes have not since been paid, (E) is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities, (F) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (G) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter; and

(vii) none of the Company, any of the Subsidiaries or any Person acting on their behalf has (A) agreed to or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations or (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(r) Labor Matters. (i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization. There is no pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship.

(s) For the past five years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(t) Intellectual Property.

(i) Section 5.1(t)(i) of the Company Disclosure Letter sets forth a complete and accurate list of Company Registered Intellectual Property, including the owner of such Intellectual Property, the application or registration number, date and jurisdiction (as applicable), and with respect to Internet domain names, the applicable domain name registrar. The Company Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. Without limiting the foregoing, all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining and perfecting the Company’s and its Subsidiaries’ interest in the Company Registered Intellectual Property, except for such instances where the failure to make such payments or filings, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) The Company or one of its Subsidiaries is the sole and exclusive owner of all material Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. Neither the Company nor any of its Subsidiaries has received in the eighteen (18) months prior to the date of this Agreement any written notice of a claim challenging the legality, validity, enforceability or ownership of any material Company Owned Intellectual Property.

(iii) To the knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as presently conducted, except where the failure to have such rights, individually or in aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(iv) To the knowledge of the Company, the Company and each of its Subsidiaries have obtained from all Persons (including any and all Company Persons) that have created any portion of, or otherwise that would have any rights in or to, the Company Owned Intellectual Property, valid and enforceable written assignments to the Company and its Subsidiaries of any such work, invention, improvement or other rights. No Company Person has an ownership interest in any Intellectual Property that is integral to the operation of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, no Company Person: (A) is in violation of any material term or covenant of any Contract relating to invention disclosure (including patent disclosure), invention assignment, confidentiality, non-disclosure or any other Contract with any other party by virtue of such Person’s being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (B) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such Person has assigned or otherwise granted, or is obligated to assign or otherwise grant, to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(v) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company Owned Intellectual Property by any third party. Neither the Company nor any of its Subsidiaries has any pending action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company Intellectual Property Agreement.

(vi) With respect to Company Intellectual Property Agreements, to the knowledge of the Company, (A) neither the execution of this Agreement nor the consummation of the Transactions will result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit remedy or payments, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments, in each case, under any Company Intellectual Property Agreement in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) none of the Company Intellectual Property Agreements grants any exclusive rights to or under any Company Owned Intellectual Property to any third party; (C) there are no pending material disputes between the Company or any of its Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder, and neither the Company nor any of its Subsidiaries has breached any Company Intellectual Property Agreement in a manner that would have a material impact on the business of the Company or its Subsidiaries; and (D) no third party that has licensed Intellectual Property to the Company or any of its Subsidiaries pursuant to a Company Intellectual Property Agreement has ownership or license rights to improvements or derivative works of such Intellectual Property.

(vii) Each Company Intellectual Property Agreement is and after the Effective Time will continue to be valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Intellectual Property Agreement. Neither the Company nor any of its Subsidiaries has received written notice from the other party to any Company Intellectual Property Agreement of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Company Intellectual Property Agreement.

(viii) To the knowledge of the Company, the operation by the Company and its Subsidiaries of their respective businesses (A) has not infringed or misappropriated, in any material respect, and does not infringe or misappropriate, in any material respect, the Intellectual Property rights of any Person or (B) has not constituted and does not constitute unfair competition or trade practices under applicable Law. Neither the Company nor any of its Subsidiaries has received any written notice from any Person in the eighteen (18) months before the date of this Agreement (1) claiming that such operation (x) infringes or misappropriates, in any material respect, the Intellectual Property rights of any Person or (y) constitutes unfair competition or trade practices under applicable Law, or (2) expressly offering to license to the Company or any of its Subsidiaries any patents in order to avoid infringement of those patents.

(ix) Neither the Company nor any of its Subsidiaries has disclosed or conveyed any Open Source Materials to any Person other than to the Company, its Subsidiaries or their respective employees or other representatives. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of any of the terms of any license to any Open Source Materials. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has (A) distributed Open Source Materials in conjunction with any Company Owned Intellectual Property, or (B) used Open Source Materials, in either case, in such a way that creates or purports to create obligations for the Company or any such Subsidiary with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any Person, any rights or immunities under any Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge), except for such instances where such distribution or use, individually or in aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(x) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any of its Trade Secrets or other material confidential or proprietary information that it intended to maintain as confidential available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(xi) None of the Company, any of its Subsidiaries or any other Person acting with authorization on behalf of the Company has disclosed or delivered to any other Person (including escrow agents) or authorized the disclosure or delivery by any escrow agent or other Person to any other Person, any source code owned by the Company or any of its Subsidiaries that is material to the operation of their respective businesses.

(xii) Neither the execution of this Agreement, nor the consummation of the Merger and the other Transactions, will, under any Contract to which Company or any of its Subsidiaries is bound, result in Parent or Company or any Subsidiary of Company being (A) bound by or subject to any obligation to grant licenses, covenants not to assert, or other rights with respect to its respective Intellectual Property, which such party was not bound by or subject to prior to the Closing, or (B) obligated to pay any material royalties, honoraria, fees or other payments to any Person, with respect to Intellectual Property, in excess of those obligations by such party prior to the Closing.

(xiii) Each of the Company and its Subsidiaries has (A) complied in all material respects with its published privacy policies and internal privacy policies and guidelines and all Privacy and Security Laws, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, customers and other third parties that have provided information to the Company or any of its Subsidiaries) and (B) taken commercially reasonable measures to ensure that personally identifiable information is protected, in all material respects, against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, any of its Subsidiaries, or any Company Person.

(xiv) No Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information by the Company, any of its Subsidiaries, or any Company Person and, to the knowledge of the Company, there is no reasonable basis for any such claim or action. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions (and the disclosure to and use by Surviving Corporation and Parent and its Affiliates of such information after the Effective Time) will comply with the Company’s and each of its Subsidiaries’ applicable privacy policies and with all applicable Privacy and Security Laws (including any such Laws in the jurisdictions where the applicable information is collected). The Company and each of its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Privacy and Security Laws and has filed any required registrations with the applicable data protection authority, except for any failures that are or would reasonably be expected to be material.

(xv) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. To the knowledge of the Company, no person has gained unauthorized access to the Company’s or its Subsidiaries’ material IT Assets.

(xvi) Each of the Company and its Subsidiaries has complied with the requirements of, and satisfied the standards of the applicable version of, the Payment Card Industry Data Security Standard as published by the Payment Card Industry Security Standards Council since such requirements and standards have been applicable to the Company or its Subsidiaries.

(xvii) For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property Agreement” means any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound and pursuant to which the Company or any of its Subsidiaries has granted any material rights with respect to any Company Owned Intellectual Property or has been granted any material rights with respect to any Intellectual Property owned by a third party that is integral to the operation of the business of the Company and its Subsidiaries as currently conducted (except for software licensed to the Company or any of its Subsidiaries under generally available retail shrink-wrap or click-wrap licenses and used in the businesses of the Company or any of its Subsidiaries).

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

“Company Person” means any current, former, or retired employee, consultant, independent contractor, officer and director of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means any and all Company Owned Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation.

“Open Source Materials” means any software or other materials that are distributed pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Privacy and Security Laws” means Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

(u) Prohibited Payments. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any Affiliates, directors, officers, stockholders, members, limited or general partners, agents, employees or other persons acting on behalf of such persons has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person. The Company and its Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act (the “FCPA”), including maintaining adequate internal controls as required by the FCPA and complying with the recordkeeping provisions of the FCPA.

(v) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(w) Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 of Parent (together with any amendments or supplements thereto, the “Form S-4”) to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent, Merger Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or the Joint Proxy Statement/Prospectus.

(x) Brokers and Finders. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees payable by the Company and/or any of its Subsidiaries in connection with the Merger or the other Transactions, except that the Company has employed Houlihan Lokey as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Houlihan is entitled to any fees and expenses in connection with the Merger or the other Transactions.

(y) Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.2. The representations and warranties by Parent and Merger Sub contained in Section 5.2 constitute the sole and exclusive representations and warranties of Parent, Merger Sub and their respective Subsidiaries and Representatives in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in (x) the forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC prior to the date of this Agreement by Parent pursuant to the Exchange Act or the Securities Act (the “Parent Reports”) (excluding, in each case, any disclosures set forth in any risk factor set forth on Section 5.2 of the Parent Disclosure Letter or in the “Special Note Regarding Forward-Looking Statements” section of any such Parent Reports); or (y) the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on the date of this Agreement (the “Parent Disclosure Letter”) (or disclosed in any other section, subsection or clause of the Parent Disclosure Letter, provided that it is reasonably apparent, upon a reading of the disclosure, that such disclosure is applicable or otherwise responsive to such section, subsection or clause of this Section 5.2), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, complete and correct copies of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement. The certificate of incorporation and bylaws of Parent are in full force and effect, and Parent is not in material violation of their respective terms.

As used herein, the term “Parent Material Adverse Effect” means any event, change, effect or occurrence that has a material adverse effect on the financial condition, business or results of operations of Parent taken as a whole; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur:

(A) the execution of this Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other Transactions, the performance of or compliance with this Agreement by any party with its covenants set forth herein and/or taking or not taking any actions at the request of, or with the express consent of, the Company including without limitation, any litigation arising from or related to this Section 5.2(a)(A) and/or threatened or actual impact on relationships of Parent with customers, vendors, suppliers, distributors, landlords or employees);

(B) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which Parent or any of its Subsidiaries conducts operations;

(C) changes that are the result of factors generally affecting the online travel industry;

(D) changes in GAAP or in any applicable Law after the date of this Agreement;

(E) a decline in the price, or a change in the trading volume, of the Parent Common Stock on NASDAQ; and

(F) the failure to meet internal or analysts’ expectations or projections or results of operations (provided, however, that the exception in this clause (F) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Parent Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (A) through (E) or clause (G) of this Section 5.2(a)(ii));

(G) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which Parent or any of its Subsidiaries has material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions or directed against the facilities of Parent or any of its Subsidiaries wherever located;

provided, further, that, with respect to clauses (B) and (C), such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on Parent compared to other companies operating in the online travel industry.

(b) Capitalization of Parent.

(i) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which 49,865,461 shares of Parent Common Stock were outstanding as of the close of business on November 2, 2012 and 150,000,000 shares of preferred stock, par value $0.01, of Parent, of which no shares were outstanding as of the close of business on November 2, 2012. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than 2,394,644 shares of Parent Common Stock reserved for issuance under Parent’s employee or director benefit plans, Parent has no shares of Parent Common Stock reserved for issuance. All shares of Parent Common Stock to be issued in the Merger will be, when issued in accordance with the terms hereof, duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens, and not subject to any preemptive rights or any restrictions on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

(ii) Except as stated above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or Merger Sub is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or Merger Sub.

(c) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

(d) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Transactions. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e) Governmental Filings; No Violations; Etc.

(i) Other than (i) the filing by Parent of the Form S-4 of which the Joint Proxy Statement/Prospectus is a part, (ii) (A) the filing of a Notification and Report Form by Parent pursuant to the HSR Act and the termination of the waiting period required thereunder, and (B) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) any notice pursuant to the rules and regulations of NASDAQ, no Consents are required to be made by Parent or Merger Sub with, or are required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or default under, the creation or acceleration of any obligations under or the creation of a Lien, other than a Permitted Lien, on any of the assets of Parent pursuant to any Contracts binding upon Parent or to which any of its properties, rights or other assets are subject that involves, or would reasonably be expected to, involve aggregate payments by or to the Parent in excess of $1,000,000 or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 5.2(e)(i), under any Law to which Parent is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Parent Reports; Financial Statements.

(i) Parent has filed or furnished, as applicable, on a timely basis, all Parent Reports furnished by it with the SEC pursuant to the Exchange Act or the Securities Act. Each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii) Parent is and has since December 31, 2010 been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(iii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to the individuals responsible for the preparation of Parent’s filings with the SEC on a timely basis. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. To Parent’s knowledge, no material formal complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Parent. As of the date of this Agreement, Parent has not received any material complaints through the Parent’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or to the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting.

(iv) Neither Parent nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in its published financial statements or other Parent Reports.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(vi) Subject to any reserves set forth in the Parent Reports, the accounts receivable shown on the Parent Reports represent valid, bona fide claims against debtors for sales and other charges. The amount carried for doubtful accounts and allowances disclosed in the Parent Reports was calculated in accordance with GAAP and in a manner consistent with prior periods. To Parent’s knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.

As used herein, the terms “to Parent’s knowledge” or “to the knowledge of Parent” shall mean the actual knowledge of Jeffery Boyd, Daniel Finnegan and Peter Millones, after due inquiry.

(g) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Parent, threatened against Parent, and Parent is not a party to or subject to the provisions of any Order, that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(h) Absence of Certain Changes. Since December 31, 2011, there has not been any change in the financial condition, business or results of operations of Parent or any event, change, effect or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(i) Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4, including the Joint Proxy Statement/Prospectus forming a part thereof, will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information provided by or required to be provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or the Joint Proxy Statement/Prospectus.

(j) Ownership of Shares. Before the action of the board of directors of the Company on November 8, 2012, neither Parent nor any of its Affiliates was or became an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of its Subsidiaries beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

(k) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Exchange Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

(l) Taxes.

(i) All material federal Tax Returns and Tax Returns with respect to a material amount of Tax that are required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects and all income, franchise, and other material amounts of Tax due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments), except with respect to matters contested in good faith;

(ii) (A) no issues that have been raised by the relevant taxing authority in writing in connection with any examination of any Tax Returns referred to in clause (i) above that are or would reasonably be expected to be material to parent are currently pending, (B) no such Tax Return is currently being examined by any taxing authority, (C) neither Parent nor any of its

Subsidiaries has received any written notice from a taxing authority that it intends to conduct such examinations and (D) all deficiencies asserted or assessments made, if any, as a result of any such examinations that would reasonably be expected to have a Parent Material Adverse Effect have been paid in full, settled or withdrawn;

(iii) neither Parent nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011 4(b)(2); and

(iv) neither Parent nor Merger Sub, nor to Parent’s knowledge, any other Affiliate of Parent, has taken or agreed to take any action, or knows of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Compliance with Laws. Since June 30, 2011, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except with respect to regulatory matters covered by Section 5.2(e)(i), no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(n) Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.1. The representations and warranties by the Company contained in Section 5.1 constitute the sole and exclusive representations and warranties of the Company, its Subsidiaries and their respective Representatives in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by the Company.

ARTICLE VI

COVENANTS

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed), and except (i) as otherwise expressly contemplated by this Agreement), (ii) as required by applicable Laws and (iii) as set forth in Section 6.1(a) of the Company Disclosure Letter, the business of the Company and its Subsidiaries taken as a whole (the “Business”) shall be conducted in the ordinary and usual course consistent with past practice in all material respects and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their collective business organizations intact, maintain their material Licenses that are integral to the operation of the Business as currently conducted and keep available the services of its and its Subsidiaries’ present employees and agents who are integral to the operation of the Businesses as currently conducted and use commercially reasonable efforts to maintain, in all material respects, existing relations and goodwill with Governmental Entities, customers, suppliers, distributors and employees whom, in the reasonable discretion of the Company, are currently engaged in relationships with the Company and/or its Subsidiaries that are integral to the operation of the Business as currently conducted; provided, however, that any action which the Company and/or its Subsidiaries is permitted to take pursuant to Section 6.1(b) in accordance with the terms thereof shall not be deemed to be a breach of this Section 6.1(a).

(b) In furtherance of the foregoing Section 6.1(a), from the date hereof until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as required by applicable Law, (C) as Parent may approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed), or (C) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or similar organizational documents other than any administrative or ministerial changes made to any certificate of incorporation or by-laws or similar organizational documents of any Subsidiary of the Company which is not otherwise restricted under any other clause of this Section 6.1(b);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or liquidate all or a material part of its assets;

(iii) acquire assets outside of the ordinary course of business from any other Person, other than (i) acquisitions pursuant to Contracts in effect as of the date hereof and related to matters described in Section 6.1(a)(iii) of the Company Disclosure Letter and (ii) acquisitions pursuant to which the total value or purchase price paid or payable by the Company and its Subsidiaries would not exceed $2,000,000, individually or in the aggregate;

(iv) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its

Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except for the issuance of Shares in respect of Company Options, Company RSUs and/or the Company Warrant outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement;

(v) make any loans or advances to any Person (other than advances made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries for reimbursement of expenses, including relocation expenses, in amounts not to exceed $250,000 individually or $2,000,000 in the aggregate for all such advances) or any capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

(vi) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary), (B) purchase, redeem or otherwise acquire any shares of capital stock or other securities, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other securities, except for (i) any split, combination or reclassification of capital stock of any wholly-owned Subsidiary of the Company, or any issuance of any securities of a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) purchases, redemptions or other acquisitions of capital stock or other securities (y) permitted by the terms of the Stock Plans or (z) permitted by the terms of any plans, arrangements or Contracts existing on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Section 6.1) between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries, or (iii) the issuance of Shares in respect of Company Options, Company RSUs and/or the Company Warrant outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement, or (C) enter into any agreement with respect to the voting of its capital stock;

(vii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing that, individually or in the aggregate, exceeds $5,000,000;

(viii) make or authorize any payment of, or accrual or commitment for, any capital expenditure in excess of $4,000,000 in the aggregate;

(ix) enter into (A) any Contract that would have been a Material Contract (other than any Contract described in clause (D) of Section 5.1(l)(i)) had it been entered into prior to the date of this Agreement or (B) any Company Intellectual Property Agreement, other than (in the case of clause (B) only) in the ordinary course of business consistent with past practice;

(x) make any changes with respect to accounting policies or procedures, except to the extent required by GAAP or SEC rules and regulations;

(xi) settle or compromise, or offer or propose to settle or compromise, any actions, suits, claims, hearings, arbitrations, litigations, investigations or other proceedings before a Governmental Entity (each a “Proceeding”) if the foregoing would (A) require the payment of monetary damages by the Company or any of its Subsidiaries after the date hereof of any amount in excess of $1,000,000 per Proceeding or $5,000,000, in the aggregate, for all such Proceedings, net of applicable reserves as set forth in the consolidated balance sheet of the Company as of September 30, 2012 and any applicable insurance coverage, or (B) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of the Company and its Subsidiaries, taken as a whole;

(xii) (A) make, change or rescind any material Tax election, (B) file any material amended Tax Return of the Company or any of the Subsidiaries, (C) adopt or change any material method or period of Tax accounting, (D) settle or compromise any material Tax claim, (E) surrender any material claim for a refund of Taxes, (F) enter into any closing agreement relating to Taxes, (G) file any material Tax Return that is inconsistent with past practice, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiii) transfer, sell, lease, assign, license, mortgage, subject to Liens (other than Permitted Liens), pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries that would, individually or in the aggregate, exceed $1,000,000, other than in the ordinary course of business consistent with past practice;

(xiv) except as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Section 5.1(j) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (C) become a party to, establish, adopt, commence participation in, amend or terminate any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Company or its Subsidiaries (or newly hired employees) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) terminate without cause the employment of any executive officer of the Company, or (H) forgive any loans or issue any loans to directors, officers or employees of the Company or any of its Subsidiaries (other than travel and relocation expense advances in immaterial amounts made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries);

(xv) implement or announce any plant closing, material reduction in labor force or other layoffs of employees that would be expected to incur liability under the WARN Act (or any similar state, local or foreign Law) with respect to the Company or any of its Subsidiaries;

(xvi) enter into any joint venture through a general partnership, limited partnership, limited liability company or similar strategic alliance vehicle or other similar arrangement, with any Person (for purposes of clarity, the foregoing does not include any advertising, content, affiliate, marketing or supplier agreements entered into by the Company in the ordinary course of business, whether or not referred to colloquially as partnerships, strategic relationships or otherwise described with similar phrases);

(xvii) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) Affiliate or family member of any such officer or director or (iii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or any Affiliate or family member of such record or beneficial owner, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (other than (A) grants of Company Options made to new hires in a manner and amount generally consistent with past practice, and (B) grants of Company RSUs made to members of the Company’s board of directors on their respective appointment anniversary dates); or

(xviii) agree, authorize or commit to do any of the foregoing.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. (i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or their respective officers and directors shall, and that it shall instruct and use commercially reasonable efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(B) enter into any agreement or agreement in principle with any Person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.2(a)(ii)) (an “Alternative Acquisition Agreement”) or grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal (except in respect of any standstill agreement entered into by the Company in compliance with Section 6.2(a)(ii)); or

(C) engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal.

(ii) Notwithstanding anything in this Section 6.2 to the contrary, at any time following the receipt of an Acquisition Proposal that was made on or after the date hereof in circumstances not otherwise involving a breach of this

Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person that has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of the Company (by acquisition, merger or otherwise) if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreement (provided that any such confidentiality agreement shall expressly permit the Company to provide copies of forms of agreements in respect of such Acquisition Proposal to Parent and its Representatives as contemplated in Section 6.2(e) and any such confidentiality agreement need not contain a standstill provision) and promptly discloses (and, if applicable, contemporaneously provides copies of) any non-public information so provided to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person (and its Representatives) that has made such an unsolicited bona fide written Acquisition Proposal; and (C) after having complied with Section 6.2(e), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal and/or authorize the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (ii)(A), (ii)(B) or (ii)(C) above, the board of directors of the Company determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law, (y) in each such case referred to in clause (ii)(A) or (ii)(B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (ii)(C) above, the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer made by a Person (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of (A) 15% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (B) 15% or more of the total voting power of the equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% of more of the total voting power of the equity securities of the Company, or (iii) any merger, consolidation, exclusive license, business combination, recapitalization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or its stockholders would beneficially own 15% or more of the total voting power of the equity securities of the Company resulting, directly or indirectly, from any such transaction, in each case other than the Transactions.

“Superior Proposal” means a written, fully financed and bona fide Acquisition Proposal that the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel, is reasonably likely to be consummated substantially in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions, in each case, after taking into account all relevant factors including all terms and conditions of such Acquisition Proposal and this Agreement (including any revisions to the terms of the Transactions contemplated by Section 6.2(e) and the time likely to be required to consummate such Acquisition Proposal; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”).

(c) No Change of Recommendation. Except as set forth in this Section 6.2, the board of directors of the Company and each committee of the board of directors shall not:

(i) withdraw, qualify or modify (or publicly propose or announce any intention to withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation;

(ii) fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or an Affiliate of Parent) prior to the earlier of (i) the date prior to the date of the Stockholders Meeting and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the stockholders of the Company tender their Shares in such tender offer or exchange offer;

(iii) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus distributed to the Company’s stockholders in connection with the Stockholders Meeting;

(iv) make any other public statement of the board of directors of the Company or a committee thereof in connection with the Stockholders Meeting that is inconsistent with the Company Recommendation; or

(v) approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in clauses (i) through (v) being referred to as a “Change of Recommendation”); provided that any determination of the board of directors of the Company or any committee thereof to provide, or the provision of, a Superior Proposal Notice shall not be deemed a Change of Recommendation).

(d) Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 6.2(e), prior to the time, but not after, the Requisite Company Vote is obtained, if an Acquisition Proposal has been made on or after the date hereof, the board of directors of the Company may make a Change of Recommendation in response to such Acquisition Proposal if, and only if, (i) such Acquisition Proposal did not result from a breach of this Section 6.2; and (ii) the board of directors of the Company determines in good faith after consultation with its outside legal counsel that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(e) Prior to making any Change of Recommendation in connection with an Acquisition Proposal (to the extent permitted under Section 6.2(d)): the Company shall deliver to Parent a written notice (a “Superior Proposal Notice”) stating that the board of directors of the Company intends to take such action pursuant to Section 6.2(d) and intends to cause the Company to enter into the Alternative Acquisition Agreement, a full form of which shall be delivered with such notice together with full forms of any related documents. During the three (3) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (the “Negotiation Period”), the Company shall make its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the board of directors of the Company in good faith before any determination that an Acquisition Proposal constitutes a Superior Proposal pursuant to Section 6.2(d). Each time the financial or other material terms of such Acquisition Proposal are amended, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the most current version of the new Alternative Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents) and the Negotiation Period shall be extended by an additional two (2) business days from the date of Parent’s receipt of such new Superior Proposal Notice.

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, however, that none of the Company, the board of directors of the Company or any committee thereof shall make any Change of Recommendation, except in accordance with this Section 6.2; and provided, further, however, that in no event shall any “Stop-Look-and-Listen” communication contemplated by Rule 14d-9(f) under the Exchange Act or similar required communication be deemed to be a Change of Recommendation or to violate this Section 6.2.

(g) Existing Discussions. The Company shall, and shall cause its Subsidiaries and shall instruct and shall use commercially reasonable efforts to cause their respective directors, officers and other Representatives to, immediately cease any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Acquisition Proposal (or that would reasonably be expected to lead to an Acquisition Proposal) which are on-going as of the date hereof. The Company shall take the necessary steps to promptly inform the individuals or entities referred to in the preceding sentence of the obligations in this Section 6.2 and pursuant to the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all confidential information furnished to such Person prior to the date hereof by or on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries shall use reasonable best efforts to enforce any confidentiality agreements or standstill agreements entered into with any Person in connection with any Acquisition Proposal if requested to do so by Parent.

(h) Notice. Without limiting anything in this Section 6.2, the Company shall promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall (x) keep Parent informed, on a timely basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent by or provided to the Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.

6.3. Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws all action reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective, to consider and vote upon the adoption of this Agreement, cause such vote to be taken and completed as soon as practicable and shall not postpone or adjourn such meeting except to the extent required by Law or with the prior written consent of Parent. Notwithstanding the foregoing, the Company may adjourn or postpone the Stockholders Meeting to the extent necessary to permit the board of directors of the Company to continue negotiations in respect of any pending Superior Proposal, provided that the Company has complied, and continues to comply, with its obligations in respect of any such Superior Proposal under Section 6.2. Subject to Section 6.2(d) and Section 6.2(e) hereof, the board of directors of the Company shall recommend such adoption and include the Company Recommendation in the Joint Proxy Statement/Prospectus.

6.4. Form S-4 and Joint Proxy Statement/Prospectus. As promptly as practicable after the execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, the Company and Parent shall jointly prepare and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (i) cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the NASDAQ listing standards, (ii) provide the other party (and its outside counsel) with a reasonable opportunity to review and comment on the Form S-4 and the Joint Proxy Statement/Prospectus prior to the filing by Parent of any such document or any amendment or supplement thereof with the SEC, (iii) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (iv) cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after such declaration of effectiveness, and (v) keep the Form S-4 effective through the Closing in order to permit the consummation of the Transactions. In furtherance of the foregoing, the Company shall furnish all information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by Parent, and Parent shall furnish all such information concerning itself and such other matters as may reasonably be required, in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus. No filing, amendment, supplement or distribution of the Form S-4 will be made without provision to Parent and the Company of a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared by the party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company; provided, however, such party shall, prior to the filing of such amended or supplemented disclosure with the SEC, provide the other party (and its outside counsel) with a reasonable opportunity to review and comment on any such amended or supplemented disclosure. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4, the Joint Proxy Statement/Prospectus and, in connection therewith, the parties shall reasonably cooperate with each other to promptly respond to any such comments of the SEC or its staff and, prior to any party submitting a response, provide the other party (and its outside counsel) with a reasonable opportunity to review and comment on such response.

6.5. Regulatory and Other Authorizations.

(a) Cooperation. Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including by (i) making appropriate filings of Notification and Report Forms pursuant to the HSR Act, and (ii) using reasonable best efforts to obtain as promptly as practicable all other Consents of or by any Governmental Entity that are necessary or advisable under or in respect of any Antitrust Laws in order to consummate the Merger and the other Transactions, including the Consents set forth on Schedule 7.1(b)(ii) (collectively, the “Antitrust Consents”); provided, that nothing in this Agreement shall require the Company or any of its Affiliates to pay prior to the Effective Time any fee, penalties or other consideration to any third party in order to obtain any consent or approval which may be required under any Contract with any such third party in connection with the consummation of the Merger. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to the further provisions hereof and to applicable Laws relating to the exchange of information, it is agreed that Parent, after consulting with the Company and considering the Company’s views in good faith, and in a manner consistent with its obligation pursuant to this Section 6.5 to obtain the Antitrust Consents, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity in respect of Antitrust Consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Merger and the other Transactions. In all cases subject to Section 6.5(c), Parent shall take all actions set forth on Section 6.5(a) of the Parent Disclosure Letter. At Parent’s request, and subject to the provisions of this Section 6.5, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity for or in connection with, and to assist Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger and other Transactions, and the Company shall take or agree to take any actions requested by Parent in connection with obtaining the Antitrust Consents to the extent they become effective only at or following the Effective Time. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Information. Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

(c) Notwithstanding the foregoing or anything to the contrary set forth in Section 6.5(a) of the Parent Disclosure Letter, neither Parent nor Merger Sub shall be obligated to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Impact on its current or future businesses or operations. For purposes of this Section 6.5(c), “Material Impact” means a significant and ongoing adverse financial or operational impact that is of sufficient magnitude that, if known at the time thereof, a reasonable businessperson would not have proceeded with the Merger, after weighing the anticipated benefits of such Merger against the adverse consequences of the proposed condition or actions. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Impact on the business and operations of the Company and its Subsidiaries prior to the Effective Time. The party asserting that a Material Impact has occurred shall bear the burden of proof.

(d) Parent shall be responsible for all filing fees and other costs incurred by Parent or the Company in order to obtain the Antitrust Consents, including reasonable attorney’s fees incurred by the Company in connection with any review of, inquiry into, investigation of, or challenge to the Transactions, and shall promptly reimburse the Company for any such filing fees and other out-of-pocket costs incurred by the Company in respect thereof.

(e) Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate at such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(f) Neither Parent nor Merger Sub shall enter into any change of control, strategic investment or similar transaction or Contract to effect any such transaction (including any merger or acquisition), or take any other action in pursuit of the foregoing, in each case with respect to any one or more of the entities identified on Schedule 6.5(f) of the Parent Disclosure Letter or any of their respective Affiliates, if the foregoing could reasonably be expected to make it more difficult, or increase the time required, to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c).

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, assets, books, contracts, Tax Returns, and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance, cash-flow reports and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside legal counsel) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon the exercise of the options to purchase shares of Parent Common Stock resulting from the conversion of Company Options hereunder (the “Listed Parent Common Shares”) to be approved for listing on the NASDAQ prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. Parent and the Company shall consult with each other prior to issuing, and shall give each other a reasonable opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable national securities exchange or interdealer quotation service (in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party).

6.9. Employee Benefits and Related Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with (i) base salaries and cash bonus opportunities (including annual and long-term cash bonus opportunities, but excluding any equity compensation) that are no less than the base salaries and cash bonus opportunities (but excluding any equity compensation) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time, and (iii) severance benefits that are no less favorable than those set forth in Section 6.9(a) of the Company Disclosure Letter.

(b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(b) of the Company Disclosure Letter in accordance with the terms of such agreements.

(c) Parent will cause any employee benefit plans of Parent and its Subsidiaries which the employees of the Company and its Subsidiaries are entitled to participate in after the Effective Time (each such plan, a “New Plan”) to take into account for purposes of eligibility, vesting, and level of benefits thereunder service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent such service was credited under a comparable plan of the Company, except to the extent it would result in a duplication of benefits, for purposes of qualifying for subsidized early retirement benefits or for any frozen (as of the date hereof) New Plans. In addition, and without limiting the generality of the foregoing, immediately following the Effective Time, Parent shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions, actively-at-work requirements, waiting periods and any other eligibility requirements of such New Plan for such employee and his or her covered dependents to the extent they were inapplicable to, or were satisfied under, the Benefit Plans, and (y) cause any expenses incurred by any employee of the Company or its Subsidiaries and his or her covered dependents pursuant to any Benefit Plan during the portion of the plan year of such Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year under the New Plan as if such amounts had been paid in accordance with the New Plan.

(d) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall use reasonable best efforts to cause the Company’s 401(k) Plan to be terminated effective immediately prior to the Effective Time; provided, that in the event Parent requests that the Company’s 401(k) Plan be terminated, Parent shall cause (i) one or more of the New Plans that constitute a qualified defined contribution plan maintained for the benefit of participants under such 401(k) Plan to accept tax-free rollovers, including promissory notes, from such 401(k) Plan with respect to the accounts of employees of the Company and the Subsidiaries, and (ii) all active participants under the Company’s 401(k) Plan immediately prior to the Effective Time to be eligible immediately following the Effective Time to participate in such New Plan.

(e) Nothing contained in this Section 6.9 shall (i) be treated as an amendment to any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular plan or retain the employment of any particular employee.

6.10. Expenses. Parent or its designee shall pay all charges and expenses, including those of the Exchange Agent, in connection with the provisions set forth in Article IV. Except as otherwise provided in Section 6.5 and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries and (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), in each case whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and the Parent shall, or shall cause the Surviving Corporation to, also advance all expenses as incurred to each Indemnified Party to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification).

(b) Prior to the Effective Time, Parent shall cause the Surviving Corporation as of the Effective Time to obtain “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time, at no expense to the beneficiaries, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 350% of the current annual premium amount for the Company’s D&O Insurance. If the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to retain and maintain in effect for a period of at least six years from and after the Effective Time D&O Insurance, at no expense to the beneficiaries, with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 350% of the annual premiums currently paid by the Company for such insurance and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Parent and the Surviving Corporation shall cause the articles of incorporation and by-laws of the Surviving Corporation to contain as of the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Company’s articles of incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified (by merger or otherwise) for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable from and after the Effective Time by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to, and shall not in any way limit, any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12. Takeover Laws. If any Takeover Law is or may become applicable to the Merger or the other Transactions, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

6.13. Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its directors or officers arising out of or relating to this Agreement, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s advice with respect to such stockholder litigation.

6.14. Tax Matters. Parent and the Company will (i) use reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) not take any action, or fail to take any action required hereby, that could reasonably be expected to prevent or materially impair the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside legal counsel, including on or prior to the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger. None of the parties shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates or representations.

6.15. Section 16 Matters. Prior to the Effective Time, to the extent reasonably necessary, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and consummate the other Transactions is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Governmental Consents. (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) the approvals set forth on Schedule 7.1(b)(ii) shall have been obtained and shall be in effect or, if applicable, the waiting period shall have expired or been terminated.

(c) Litigation. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered or promulgated by any Governmental Entity of competent jurisdiction which is in effect and makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, “Restraining Orders”).

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(e) NASDAQ Listing. The Listed Parent Common Shares shall have been approved for listing on NASDAQ.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.1(a) (Organization) (solely as it applies to the due incorporation and valid existence of the Company), Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority) and Section 5.1(d)(ii)(A) (No Violations) (solely as it applies to the certificate of incorporation or by-laws of the Company), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures in the accuracy of any representations and warranties in Section 5.1(b)(i) that, individually or in the aggregate, are de minimis in nature and amount. The representations and warranties of the Company contained in Section 5.1(b) (Capital Structure) (other than Section 5.1(b)(i)) shall be so true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided that any Material Adverse Effect or other materiality qualifications or limitations therein shall be ignored solely for purposes of applying the exception in this sentence, but not for purposes of determining whether or not a representation or warranty is so true and correct).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company, Parent and Merger Sub.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 5.2(a) (Organization) (solely as it applies to the due incorporation and valid existence of Parent), Section 5.2(b)(i) (Parent Capitalization), Section 5.2(d) (Corporate Authority) and Section 5.2(e)(ii)(A) (No Violations) (solely as it applies to the certificate of incorporation or by-laws of Parent) shall be so true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date, except for any failure in the accuracy of any representations and warranties in Section 5.2(b)(i) that are de minimis in nature and amount). The representations and warranties of Parent contained in Section 5.2(b) (Capital Structure) (other than Section 5.2(b)(i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date). All other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided that any Parent Material Adverse Effect or other materiality qualifications or limitations therein shall be ignored solely for purposes of applying the exception in this sentence, but not for purposes of determining whether or not a representation or warranty is so true and correct).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received the opinion of Bingham McCutchen LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Bingham McCutchen LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company, Parent and Merger Sub.

7.4. Frustration of Closing Conditions. None of Parent, the Company or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied, if such failure was caused by such party’s breach of Section 6.5.

ARTICLE VIII

TERMINATION

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated by the Company or Parent and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

(a) the Merger shall not have been consummated by the Termination Date, whether such date is before or after the time the Requisite Company Vote has been obtained; provided, however, that in the event that the Form S-4 has not been declared effective by the SEC on or before January 17, 2013, the “Termination Date” shall be the date that is the earlier of June 8, 2013 (the “Outside Date”) or six weeks after the date the Form S-4 has been declared effective by the SEC; provided, further, however, that if as of the Termination Date, all of the conditions precedent to Closing other than the condition set forth in Sections 7.1(b)(i) and (ii) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied, then the Termination Date (to the extent that such date is before the Outside Date) shall automatically be extended until, and for all purposes shall be deemed to be, the date that is the earlier of the Outside Date or the two-week anniversary of the first date on which the conditions set forth in Sections 7.1(b)(i) and (ii) have been satisfied; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to occur by the Termination Date. For purposes of this Agreement, “Termination Date” shall mean March 8, 2013, subject to extension as set forth above.

(b) the Requisite Company Vote shall not have been obtained at the Stockholders Meeting nor at any adjournment or postponement of the Stockholders Meeting; or

(c) any Restraining Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable (whether before or after the time the Requisite Company Vote has been obtained).

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger and the other Transactions may be abandoned:

(a) at any time prior to the Effective Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or if any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or untruth (i) has resulted in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Parent by the earlier of (x) thirty (30) days after reasonably detailed written notice thereof is given by the Company to Parent and (y) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(b) at any time prior to the time, but not after, the Requisite Company Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) the Company prior to such termination pays to Parent the Termination Fee in immediately available funds.

8.4. Termination by Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or if any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, or failure to perform or untruth (i) has resulted in the failure of a condition set forth in Section 7.2(a) or 7.2(b) (assuming in the case of any untruth, that such subsequent date was the Closing Date)

which remains in effect as of the time of such termination and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company within the earlier of (x) thirty (30) days after reasonably detailed written notice thereof is given by Parent to the Company and (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent or Merger Sub is then in material breach of any of their respective covenants or agreements set forth in this Agreement; or

(b) at any time prior to obtaining the Requisite Company Vote, the Company’s board of directors makes a Change of Recommendation.

8.5. Effect of Termination and Abandonment.

(a) Except as provided in this Section 8.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything herein to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and Section 9.1 shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay to Parent a termination fee of $52,700,000 (the “Termination Fee”). In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent the Termination fee as set forth in Section 8.3(b).

(c) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Stockholders Meeting), (ii) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) and (iii) within twelve (12) months after such termination, (1) the Company or any of its Subsidiaries shall have entered into a Definitive Agreement with respect to, or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal, then the Company shall pay the Termination Fee to Parent upon the earliest to occur of such events, by wire transfer of immediately available funds. For purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the date of termination of this Agreement, the Company or any of its Subsidiaries shall have entered into a Definitive Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. For purposes of this Section 8.5(c), (1) the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%” and (2) the term “Definitive Agreement” shall mean a definitive and binding merger agreement, stock purchase agreement or similar definitive and binding agreement, in any such case, to consummate an Acquisition Proposal.

(d) In the event this Agreement is terminated by (i) the Company pursuant to Section 8.3(a) or (ii) by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c), then Parent shall promptly, but in no event later than two (2) business days after the date of such termination, reimburse the Company for all of the documented out-of-pocket expenses incurred by the Company in connection with or related to the negotiation, execution and performance of this Agreement and the Transactions, payable by wire transfer of same day funds; provided that unless Parent and Merger Sub are in breach of their obligations hereunder at the time of termination such that the conditions set forth in Sections 7.3(a) or 7.3(b) are not satisfied or capable of being satisfied as of the date of termination, the maximum amount that Parent shall be obligated to reimburse the Company pursuant to this Section 8.5(d) is $1,500,000 in the aggregate.

(e) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, none of Parent, Merger Sub or the Company would enter into this Agreement; accordingly, if either Parent or the Company fails to promptly pay any amount due to the other party pursuant to this Section 8.5, and, in order to obtain such payment, such other party commences a suit that results in a judgment against the party that has failed to pay any amount due pursuant to this Section 8.5, the Company or Parent, as applicable, shall pay to the prevailing party the costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.5 (or portion thereof) at the prime rate of J.P. Morgan Chase Bank in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1. Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the other Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Remedies.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of a party hereunder to consummate the Merger) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement and to enforce specifically the terms and provisions of this Agreement (including the terms and provisions hereof requiring a party hereunder to consummate the Merger) in any of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that it will not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) Subject to Sections 8.5(a) and 8.5(e), but notwithstanding Section 9.6(a), in the event that the Termination Fee is paid (or may become payable pursuant to Section 8.5(c)) by the Company to Parent in accordance with Section 8.5, the payment of the Termination Fee (or, in the event of a termination hereof that may result in an obligation of payment of the Termination Fee pursuant to Section 8.5(c), the right to receive such payment as and when specified therein, to the extent such payment becomes payable and is paid) shall be the sole and exclusive remedy of Parent or Merger Sub against the Company for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement by the Company, and neither the Company nor any of its Subsidiaries or any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, representatives or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement; provided, however, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to this Section 9.6 prior to any termination of this Agreement.

9.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

priceline.com Incorporated 800 Connecticut Avenue Norwalk, CT 06854
Attention:	Peter Millones
Facsimile:	203-299-8915
with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498
Attention:	Keith A. Pagnani; Brian E. Hamilton
Facsimile:	212-558-3588

If to the Company:

KAYAK Software Corporation 55 North Water Street, Suite 1 Norwalk, CT 06854
Attention:	Karen Klein
Facsimile:	203-899-3125

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP One Federal Street Boston, MA 02110-1726
Attention:	Michael A. Conza
Facsimile	617-345-5071

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party: upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.8. Entire Agreement. This Agreement (including any annexes or exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated September 4, 2012, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

9.9. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) (which shall inure to the benefit of the persons benefiting therefrom, who are expressly intended to be third-party beneficiaries thereof), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

9.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.11. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

9.12. Definitions. For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.14. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “cash” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.15. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

KAYAK SOFTWARE CORPORATION

By:	/s/ Daniel Stephen Hafner
	Name:	Daniel Stephen Hafner
	Title:	Chief Executive Officer

PRICELINE.COM INCORPORATED

By:	/s/ Jeffrey H. Boyd
	Name:	Jeffrey H. Boyd
	Title:	President and Chief Executive Officer

PRODUCE MERGER SUB, INC.

By:	/s/ Daniel J. Finnegan
	Name:	Daniel J. Finnegan
	Title:	Treasurer

[Merger Agreement Signature Page]

ANNEX A

DEFINED TERMS

Terms	Section

2004 Plan	5.1(b)(i)
2005 Plan	5.1(b)(i)
2012 Plan	5.1(b)(i)
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(i)(B)
Antitrust Consents	6.5(a)
Antitrust Law	5.1(d)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(j)(i)
Book-Entry Shares	4.1(a)
Business	6.1(a)
business day	1.2
By-Laws	2.2
Cash Election Number	4.2(f)(i)
Cash Election Shares	4.2(b)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(v)
Charter	2.1
Class A Common Stock	4.1(a)
Class B Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Intellectual Property Agreement	5.1(t)(xvii)
Company Option	4.5(a)
Company Option Consideration	4.5(a)
Company Owned Intellectual Property	5.1(t)(xvii)
Company Person	5.1(t)(xvii)
Company Recommendation	5.1(c)(ii)
Company Registered Intellectual Property	5.1(t)(xvii)
Company Reports	5.1(e)(i)
Company RSU	4.5(b)
Company Warrant	5.1(b)(i)
Confidentiality Agreement	9.8

Terms	Section

Consents	5.1(d)(i)
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Conversion Ratio	4.5(a)
D&O Insurance	6.11(b)
Definitive Agreement	8.5(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Election Deadline	4.2(b)
Election Form	4.2(a)
Environmental Laws	5.1(p)(i)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(i)
Exchange Act	5.1(e)(i)
Exchange Agent	4.3(a)
Exchange Fund	4.3(a)
Exchange Ratio	4.1(a)(ii)
Excluded Shares	4.1(a)
FCPA	5.1(u)
Form S-4	5.1(w)
GAAP	5.1(a)(D)
Governmental Entity	5.1(d)(i)
Hazardous Materials	5.1(p)(ii)
Houlihan Lokey	5.1(c)(ii)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(v)
Intellectual Property	5.1(t)(xvii)
IRS	5.1(j)(ii)
IT Assets	5.1(t)(xvii)
Joint Proxy Statement/Prospectus	5.1(d)(i)
Laws	5.1(k)(i)
Licenses	5.1(k)(ii)
Lien	5.1(b)(ii)
Listed Parent Common Shares	6.7
Material Adverse Effect	5.1(a)
Material Contract	5.1(l)(i)
Material Impact	6.5(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(j)(iii)
NASDAQ	4.1(a)

Terms	Section

Negotiation Period	6.2(e)
New Plan	6.9(c)
No Election Shares	4.2(b)
Non-U.S. Benefit Plan	5.1(j)(i)
Open Source Materials	5.1(t)(xvii)
Orders	5.1(h)
Outside Date	8.2(a)
Parent	Preamble
Parent Common Stock	4.1(a)(ii)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2
Parent Reports	5.2
Parent Trading Price	4.1(a)
Per Share Cash Consideration	4.1(a)(i)
Per Share Merger Consideration	4.1(a)
Per Share RSU Consideration	4.5(b)
Per Share Stock Consideration	4.1(a)(ii)
Permitted Liens	5.1(b)(ii)
Person	4.3(f)
Privacy and Security Laws	5.1(t)(xvii)
Proceeding	6.1(b)(xi)
Proscribed Recipient	5.1(u)
Record Date	4.2(a)
Release	5.1(p)(iii)
Representatives	6.2(a)(i)
Requisite Company Vote	5.1(c)(i)
Restraining Orders	7.1(c)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	4.5(c)
Securities Act	4.5(c)
Shares	4.1(a)
Shortfall Number	4.2(f)(ii)
Stock Election Shares	4.2(b)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.3
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Superior Proposal Notice	6.2(e)
Surviving Corporation	1.1
Takeover Laws	5.1(n)
Target Cash Conversion Number	4.2(e)
Tax	5.1(q)
Tax Return	5.1(q)
Taxes	5.1(q)

Terms	Section

Termination Date	8.2(a), 8.2(a)
Termination Fee	8.5(b)
to Parent’s knowledge	5.2(f)
to the Company’s knowledge	5.1(e)
to the knowledge of Parent	5.2(f)
to the knowledge of the Company	5.1(e)
Trade Secrets	5.1(t)(xvii)
Transactions	5.1(a)(A)
U.S. Benefit Plan	5.1(j)(iii)
Warn Act	5.1(s)

A-4